                             INDIVIDUAL FLEXIBLE PREMIUM
                              VARIABLE ANNUITY CONTRACT

                           ALPINE LIFE INSURANCE COMPANY
                         Hartford, Connecticut  06104-2999
           (a stock life insurance company, herein called the "Company")


Unless otherwise directed by the Contract Owner, the Company agrees to pay the named Annuitant, on the Annuity Commencement Date, if the Annuitant and Contract Owner are then living, the first of a series of annuity payments the frequency, period and dollar amounts of which shall be determined on the basis as set forth herein, in accordance with the Annuity Option selected.

This contract is issued in consideration of the payment of the initial premium payment.

This contract is subject to the laws of the jurisdiction where it is delivered.

The Contract Specifications on Page 3 and the conditions and provisions on this and the following pages are part of the contract.

RIGHT TO EXAMINE CONTRACT

We want you to be satisfied with the contract you have purchased. We urge you to closely examine its provisions. If for any reason you are not satisfied with your purchase you may surrender the contract by returning the contract within ten days after you receive it. A written request for cancellation must accompany the contract. In such event, we will pay to the Contract Owner an amount equal to the sum of (i) the difference between the premiums paid and the amounts allocated to any Account under the contract and (ii) the Contract Value on the date of surrender. The Contract Owner bears only the investment risk during the period prior to the Company's receipt of request for cancellation.

Signed for the Company


/s/ Lynda Godkin, SECRETARY   /s/ Lowndes A. Smith, PRESIDENT
    Lynda Godkin, SECRETARY       Lowndes A. Smith, PRESIDENT

PREMIUM PAYMENTS ARE FLEXIBLE AS DESCRIBED HEREIN.

NONPARTICIPATING

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF A SUB-ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. DETAILS OF THE VARIABLE PROVISIONS ARE DESCRIBED UNDER VALUATION PROVISIONS, PAGES 9 AND 1O.



VA-APLINE SAMPLE                                               Printed in U.S.A.
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                                 TABLE OF CONTENTS





                                                                           PAGE

Contract Specifications                                                      3

Definition of Certain Terms                                                  4

Premium Payments Provision                                                   5

Contract Control Provisions                                                  6

General Provisions                                                           7

Valuation Provisions                                                         9

Termination Provisions                                                      10

Settlement Provisions                                                       12

Annuity Tables                                                              15



VA-ALPINE SAMPLE                                               Printed in U.S.A.
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                               CONTRACT SPECIFICATIONS

CONTRACT NUMBER          [SPECIMEN]          CONTRACT DATE                 [FEBRUARY 8, 1994]
NAME OF ANNUITANT        [JAMES SCOTT]       DATE OF ISSUE                 [FEBRUARY 8, 1994]
AGE OF ANNUITANT         [35]                ANNUITY COMMENCEMENT DATE      [JANUARY 1, 2024]
SEX OF ANNUITANT         [MALE]              INITIAL PREMIUM PAYMENT                [$20,000]
CONTINGENT ANNUITANT     [PAUL SCOTT]        MINIMUM SUBSEQUENT PAYMENT                 $500
DESIGNATED BENEFICIARY   [ANN SCOTT]         MINIMUM FIXED ACCOUNT
                                             INTEREST RATE                                 3%
                                             CONTRACT OWNER                            [SAME]
                                             (IF OTHER THAN ANNUITANT)



                              DESCRIPTION OF BENEFITS


               INDIVIDUAL FLEXIBLE PREMIUM VARIABLE ANNUITY CONTRACT


ANNUAL WITHDRAWAL AMOUNT:               CONTRACT YEARS 1-7
                                        10% OF PREMIUM PAYMENTS.

                                        AFTER CONTRACT YEAR 7
                                        THE GREATER OF:

                                        100% OF THE CONTRACT VALUE REDUCED BY
                                        THE TOTAL OF ANY PREMIUM PAYMENTS MADE
                                        DURING THE 7 YEARS PRIOR TO WITHDRAWAL;
                                        AND

                                        10% OF PREMIUM PAYMENTS MADE DURING THE
                                        7 YEARS PRIOR TO WITHDRAWAL.

ANNUAL CONTRACT MAINTENANCE FEE:        $0 IF THE CONTRACT VALUE IS $50,000 OR
                                        MORE ON THE CONTRACT ANNIVERSARY.

                                        $30 IF THE CONTRACT VALUE IS LESS THAN
                                        $50,000 ON THE CONTRACT ANNIVERSARY.

MORTALITY AND EXPENSE RISK CHARGE:      1.25% PER ANNUM OF THE AVERAGE DAILY
                                        CONTRACT VALUE.

ADMINISTRATION CHARGE:                  0% PER ANNUM OF THE AVERAGE DAILY
                                        CONTRACT VALUE.


VA-ALPINE SAMPLE                          Page 3               PRINTED IN U.S.A.
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FUND OPTIONS:
THE INITIAL PREMIUM PAYMENT WILL BE ALLOCATED AS SPECIFIED IN YOUR APPLICATION. THE SAME ALLOCATIONS WILL BE MADE FOR SUBSEQUENT PREMIUM PAYMENTS UNLESS YOU CHANGE THE ALLOCATION OR, AT THE TIME OF A PREMIUM PAYMENT, YOU INSTRUCT US TO ALLOCATE THAT PAYMENT DIFFERENTLY.


SEPARATE ACCOUNT:   ALPINE LIFE INSURANCE COMPANY
                    SEPARATE ACCOUNT ONE


SUB-ACCOUNT                        BASED ON

ADVISERS FUND                      HARTFORD ADVISERS HLS FUND (IA), INC.

BOND FUND                          HARTFORD BOND HLS FUND (IA), INC.

CAPITAL APPRECIATION FUND          HARTFORD CAPITAL APPRECIATION HLS FUND (IA),
                                   INC.

DIVIDEND AND GROWTH FUND           HARTFORD DIVIDEND AND GROWTH HLS FUND (IA),
                                   INC.

GROWTH AND INCOME FUND             HARTFORD GROWTH AND INCOME HLS FUND (IA),
                                   INC.

INDEX FUND                         HARTFORD INDEX HLS FUND (IA), INC.

INTERNATIONAL ADVISERS FUND        HARTFORD INTERNATIONAL ADVISERS HLS FUND
                                   (IA), INC.

INTERNATIONAL OPPORTUNITIES FUND   HARTFORD INTERNATIONAL OPPORTUNITIES HLS FUND
                                   (IA), INC.

MIDCAP FUND                        HARTFORD MIDCAP HLS FUND (IA), INC.

MONEY MARKET FUND                  HARTFORD MONEY MARKET HLS FUND (IA), INC.

MORTGAGE SECURITIES FUND           HARTFORD MORTGAGE SECURITIES HLS FUND (IA),
                                   INC.

SMALL COMPANY FUND                 HARTFORD SMALL COMPANY HLS FUND (IA), INC.

STOCK FUND                         HARTFORD STOCK HLS FUND (IA), INC.


OR OTHER FUNDS AS MAY BE MADE AVAILABLE FROM TIME TO TIME.





VA-ALPINE SAMPLE             Page 3 (Continued)                PRINTED IN U.S.A.
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CONTINGENT DEFERRED SALES CHARGES:
SUBJECT TO THE ANNUAL WITHDRAWAL AMOUNT, SURRENDERS OF CONTRACT VALUES ATTRIBUTABLE TO PREMIUM PAYMENTS MAY BE SUBJECT TO A CONTINGENT DEFERRED SALES CHARGE ("CHARGE"). THE LENGTH OF TIME FROM RECEIPT OF THE PREMIUM PAYMENT TO THE TIME OF SURRENDER DETERMINES THE CHARGE.

DURING THE FIRST SEVEN CONTRACT YEARS, ALL SURRENDERS WILL BE FIRST FROM PREMIUM PAYMENTS AND THEN FROM EARNINGS. IF AN AMOUNT EQUAL TO ALL PREMIUM PAYMENTS HAS BEEN SURRENDERED, A CHARGE WILL NOT BE ASSESSED AGAINST THE SURRENDER OF THE REMAINING CONTRACT VALUE.

AFTER THE SEVENTH CONTRACT YEAR, ALL SURRENDERS WILL BE FIRST FROM EARNINGS AND THEN FROM PREMIUM PAYMENTS. A CHARGE WILL NOT BE ASSESSED AGAINST THE SURRENDER OF EARNINGS. IF AN AMOUNT EQUAL TO ALL EARNINGS HAS BEEN SURRENDERED, A CHARGE WILL NOT BE ASSESSED AGAINST PREMIUM PAYMENTS RECEIVED MORE THAN SEVEN YEARS PRIOR TO SURRENDER, BUT WILL BE ASSESSED AGAINST PREMIUM PAYMENTS RECEIVED LESS THAN SEVEN YEARS PRIOR TO SURRENDER. FOR THIS PURPOSE, PREMIUM PAYMENTS WILL BE DEEMED TO BE SURRENDERED IN THE ORDER IN WHICH THEY WERE RECEIVED.

THE CHARGE IS A PERCENTAGE OF THE AMOUNT SURRENDERED (NOT TO EXCEED THE AGGREGATE AMOUNT OF THE PREMIUM PAYMENTS MADE) AND EQUALS:


                                        LENGTH OF TIME FROM PREMIUM PAYMENT
     CHARGE                                      (NUMBER OF YEARS)

       6%                                                1
       6%                                                2
       5%                                                3
       5%                                                4
       4%                                                5
       3%                                                6
       2%                                                7
       0%                                                8 AND THEREAFTER


NO CONTINGENT DEFERRED SALES CHARGES WILL BE ASSESSED IN THE EVENT THE CONTRACT TERMINATES DUE TO THE DEATH OF THE ANNUITANT OR CONTRACT OWNER (AS APPLICABLE), OR IF CONTRACT VALUES ARE APPLIED TO AN ANNUITY OPTION PROVIDED FOR UNDER THIS CONTRACT (PROVIDED HOWEVER, ANY SURRENDER OUT OF OPTION 4 WILL BE SUBJECT TO CONTINGENT DEFERRED SALES CHARGES, IF APPLICABLE), OR IF THE CONTRACT IS SURRENDERED ON OR AFTER THE ANNUITANT'S 90TH BIRTHDAY, OR UPON THE EXERCISE OF THE ANNUAL WITHDRAWAL AMOUNT.





VA-ALPINE SAMPLE             Page 3 (Continued)                PRINTED IN U.S.A.
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DEFINITION OF       ACCOUNT - Any of the Sub-Accounts or the Fixed Account.
CERTAIN TERMS
                    ACCUMULATION UNIT - An accounting unit of measure used to calculate the value of a Sub-Account of this contract before annuity payments begin.

                    ANNUAL WITHDRAWAL AMOUNT - The amount that can be withdrawn in any Contract Year prior to incurring surrender charges.

                    ANNUITANT - The person on whose life this contract is issued.

                    ANNUITY COMMENCEMENT DATE - The date on which annuity payments are to begin as described under Settlement Provisions in this contract.

                    ANNUITY UNIT - An accounting unit of measure used to calculate the amount of annuity payments under the variable annuity option.

                    BENEFICIARY - The person entitled to receive benefits as per the terms of the contract in case of the death of the Contract Owner or Annuitant, as applicable.

                    COMPANY - The Company referred to on the first pages of the Contract.

                    CONTINGENT ANNUITANT - The person so designated by the Contract Owner who, upon the Annuitant's death, prior to the Annuity Commencement Date, becomes the Annuitant.

                    CONTRACT ANNIVERSARY - An anniversary of the Contract Date. Similarly, Contract Years are measured from the Contract Date. The Contract Date is shown on Page 3.

                    CONTRACT MAINTENANCE FEE - An amount which is deducted from the value of the contract at the end of the Contract Year or on the date of surrender of this contract, if earlier.

                    CONTRACT OWNER - The owner(s) of the contract.

                    CONTRACT VALUE - The value of the Sub-Accounts plus the value of the Fixed Account on any day.

                    DATE OF ISSUE - The date on which an Account is established for the Contract Owner by the Company.

                    DOLLAR COST AVERAGING - Contract Owner initiated systematic transfers from one or more Accounts to any other available Sub-Accounts.

                    DUE PROOF OF DEATH - A certified copy of the death certificate, an order of a court of competent jurisdiction, a statement from a physician who attended the deceased, or any other proof acceptable to the Company.

                    FIXED ACCOUNT - Part of the Company's General Account to which all or a portion of the Contract Value may be allocated.



VA-ALPINE SAMPLE                          Page 4              PRINTED IN  U.S.A.
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DEFINITION OF       FUND(s) - Currently the Funds specified on Page 3 or any
CERTAIN TERMS       other Fund(s) that may be added by the Company.
(CONTINUED)
                    GENERAL ACCOUNT - All assets of the Company other than those allocated to the Separate Accounts of the Company.

                    MAXIMUM ANNIVERSARY VALUE - A value used in determining the death benefit. It is based on a series of calculations of Account Values on Contract Anniversaries, premium payments and partial surrenders.

                    As of the date of death, the Company will calculate an Anniversary Value for each Contract Anniversary prior to the deceased's attained age 81. The Anniversary Value is equal to the Account Value on a Contract Anniversary, increased by the dollar amount of any premium payments made since that anniversary and reduced by the dollar amount of any partial surrenders since that anniversary. The Maximum Anniversary Value is equal to the greatest Anniversary Value attained from this series of calculations.

                    PREMIUM TAX - The amount of tax, if any, charged by a federal, state or municipal entity on premium payments or Contract Values.

                    SEPARATE ACCOUNT - An Account established by the Company to separate the assets funding the variable benefits for the class of contracts to which this contract belongs from the other assets of the Company. The assets in the Separate Account are not chargeable with liabilities arising out of any other business the Company may conduct. The Separate Account and the Funds, which are the underlying securities of the Separate Account, are listed on the Contract Specifications on Page 3 of this contract.

                    SUB-ACCOUNT - The subdivisions of the Separate Account which are used to determine how the Contract Owner's Account is allocated between the Funds.

                    TERMINATION VALUE - The value of the contract upon termination, as described in the section of the contract captioned "Termination Provisions."

                    VALUATION DAY - Every day the New York Stock Exchange is open for trading.

PREMIUM             PREMIUM PAYMENTS
PAYMENTS
                    Premium payments are payable to the Company. Payments may be made by check payable to Us or by any other method which the Company deems acceptable.

                    The Initial Premium Payment is shown on Page 3. This is a flexible premium annuity. Additional payments may be accepted by the Company. The additional payments must be at least equal to the minimum subsequent premium payment shown on Page 3.

                    ALLOCATION OF PREMIUM PAYMENTS

                    The Contract Owner shall specify that portion of any premium payment to be allocated to each Account, provided, however, that the minimum allocation to any Account may not be less than the Company's minimum amount then in effect.


VA- ALPINE SAMPLE                         Page 5               PRINTED IN U.S.A.
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PREMIUM        The Contract Owner may transfer Contract Values held in the
PAYMENTS       Accounts into other Accounts; however, the Company reserves the
(CONTINUED)    right to limit the number of transfers to no more frequently than
               12 per Contract Year with no two transfers being made on consecutive Valuation Days. Subject to the following two paragraphs, any such limitations will apply to all Contract
               Owners.

               The right to reallocate Contract Values between the Accounts is subject to modification if the Company determines, in its sole opinion, that the exercise of that right by one or more Contract Owners is, or would be, to the disadvantage of other Contract Owners. Any modification could be applied to transfers to or from some or all of the Accounts and could include, but not be limited to, the requirement of a minimum time period between each transfer, not accepting transfer requests of an agent acting under a power of attorney on behalf of more than one Contract Owner, or limiting the dollar amount that may be transferred between the Accounts by a Contract Owner at any one time. Such restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right which is considered by the Company to be to the disadvantage of other Contract Owners.

               The maximum amount transferable from the Fixed Account during any Contract Year is the greater of 30% of the Fixed Account balance as of the last Contract Anniversary or the greatest of any prior transfer from the Fixed Account. This limitation does not apply to Dollar Cost Averaging. However, if any interest rate is renewed at a rate at least one percentage point less than the previous rate, the Contract Owner may elect to transfer up to 100% of the Funds receiving that reduced rate within 60 days of notification of the interest rate decrease. Transfers may not be made from the Sub-Accounts into the Fixed Account for the six-month period following any transfer from the Fixed Account into the other Sub-Accounts. The Company reserves the right to defer transfers from the Fixed Account for up to six months from the date of request.


CONTRACT       ANNUITANT, CONTINGENT ANNUITANT, CONTRACT OWNER
CONTROL
PROVISIONS     The Annuitant may not be changed.

               The designations of Contract Owner and Contingent Annuitant will remain in effect until changed by the Contract Owner. Changes in the designation of the Contract Owner may be made during the lifetime of the Annuitant by written notice to the Company. Changes in the designation of Contingent Annuitant may be made at any time prior to the Annuity Commencement Date by written notice to the Company. Notwithstanding the foregoing, if no Contingent Annuitant has been named and the Contract Owner/Annuitant's spouse is the Beneficiary, it will be assumed that the Contract Owner/Annuitant's spouse is the Contingent Annuitant.

               The Contract Owner has the sole power to exercise all the rights, options and privileges granted by this contract or permitted by the Company and to agree with the Company to any change in or amendment to the contract. The rights of the Contract Owner shall be subject to the rights of any assignee of record with the Company and of any irrevocably designated Beneficiary. In the case of joint Contract Owners, each Contract Owner alone may exercise all rights, options and privileges, except with respect to the Termination and Partial Surrender/Annual Withdrawal Amount Provisions and change of ownership.


VA-ALPINE SAMPLE                          Page 6               Printed in U.S.A.
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CONTRACT       BENEFICIARY
CONTROL
PROVISIONS The Designated Beneficiary will remain in effect until changed by (CONTINUED) the Contract Owner. Changes in the Designated Beneficiary may be
               made during the lifetime of the Annuitant by written notice to the Company. If the Designated Beneficiary has been designated irrevocably, however, such designation cannot be changed or revoked without such Beneficiary's written consent. Upon receipt of such notice and written consent, if required, the new designation will take effect as of the date the notice is signed, whether or not the Annuitant or Contract Owner is alive at the time of receipt of such notice. The change will be subject to any payments made or other action taken by the Company before the receipt of the notice.

               In the event of the death of the Annuitant when there is no surviving Contingent Annuitant, the Beneficiary will be as follows. If the death of the Annuitant occurs prior to the Annuity Commencement Date, the Beneficiary shall be the surviving Contract Owner, or joint Contract Owners, if applicable, notwithstanding that the Designated Beneficiary may be different. Otherwise, the Beneficiary will be the Designated Beneficiary then in effect. If the Annuitant is the sole Contract Owner and there is no Designated Beneficiary in effect, the Annuitant's estate will be the Beneficiary.

               In the event of the death of a Contract Owner prior to the Annuity Commencement Date, the Beneficiary will be as follows.
               If the owner was the sole Contract Owner, the Beneficiary shall be the Designated Beneficiary then in effect. If no Beneficiary designation is in effect or if the Designated Beneficiary has predeceased the Contract Owner, the Contract Owner's estate shall be the Beneficiary. At the first death of a joint Contract Owner prior to the Annuity Commencement Date, the Beneficiary shall be the surviving Contract Owner notwithstanding that the Designated Beneficiary may be different.


GENERAL        THE CONTRACT
PROVISIONS
               This contract constitutes the entire contract.

               MODIFICATION

               No modification of this contract shall be made except over the signature of the President, a Vice President, a Secretary or an Assistant Secretary of the Company.

               The Company reserves the right to modify the contract, but only if such modification: (i) is necessary to make the contract or the Separate Account comply with any law or regulation issued by a governmental agency to which the Company is subject; (ii) is necessary to assure continued qualification of the contract under the Internal Revenue Code or other federal or state laws relating to retirement annuities or annuity contracts; (iii) is necessary to reflect a change in the operation of the Separate Account or the Sub-Account(s); (iv) provides additional Account options; or
               (v) withdraws Account options. In the event of any such modification, the Company will provide notice to the Contract Owner, or to the payee(s) during the annuity period. The Company may also make appropriate endorsement in the Contract to reflect such modification.


VA-ALPINE SAMPLE                          Page 7               Printed in U.S.A.
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GENERAL        MINIMUM VALUE STATEMENT
PROVISIONS
(CONTINUED)    Any Termination Values, death benefits or settlement provisions available under this contract equal or exceed those required by the state in which the contract is delivered.

               NON-PARTICIPATION

               This contract does not share in the surplus earnings of the Company. That portion of the assets of the Separate Account equal to the reserves and other contract liabilities of the Separate Account shall not be chargeable with liabilities arising out of any other business the Company may conduct.

               MISSTATEMENT OF AGE AND SEX

               If the age or sex of the Annuitant has been misstated, the amount of the annuity payable by the Company shall be that provided by that portion of the amounts allocated to effect such annuity on the basis of the corrected information without changing the date of the first payment of such annuity. Any underpayments by the Company shall be made up immediately and any overpayments shall be charged against future amounts becoming payable.

               If the age of the Annuitant or Contract Owner has been misstated, the amount of any death benefit payable shall be determined based upon the correct age of the Annuitant or Contract Owner.

               INCONTESTABILITY

               We cannot contest this Contract.

               REPORTS TO THE CONTRACT OWNER

               There shall be furnished to each Contract Owner copies of any shareholder reports of the Funds and of any other notices, reports or documents required by law to be delivered to Contract Owners. Annually, a statement of the Contract Value is sent to the Contract Owner.

               VOTING RIGHTS

               The Company shall notify the Contract Owner of any Fund shareholder's meetings at which the shares held for the Contract Owner's Account may be voted and shall also send proxy materials and a form of instruction by means of which the Contract Owner can instruct the Company with respect to the voting of the shares held for the Contract Owner's Account. In connection with the voting of Fund shares held by it, the Company shall arrange for the handling and tallying of proxies received from Contract Owners. The Company will vote the Fund shares held by it in accordance with the instructions received from the Contract Owners having the right to give voting instructions. If a Contract Owner desires to attend any meeting which shares held for the Contract Owner's benefit may be voted, the Contract Owner may request the Company to furnish a proxy or otherwise arrange for the exercise of voting rights with respect to the Fund shares held for such Contract Owner's Account.


VA-ALPINE SAMPLE                          Page 8               Printed in U.S.A.
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GENERAL        In the event that the Contract Owner gives no instructions or
PROVISIONS     leaves the manner of voting discretionary, the Company will vote
(CONTINUED)    such shares of the appropriate Fund in the same proportion as shares of that Fund for which instructions have been received.
               Also, the Company will vote the Fund Shares in this proportionate manner which are held by the Company for its own Account. During the annuity period under a contract the number of votes will decrease as the assets held to fund annuity benefits decrease.

               SUBSTITUTION

               The Company reserves the right to substitute the shares of any other registered investment company for the shares of any Fund already purchased or to be purchased in the future by the Separate Account provided that the substitution has been approved by the Securities and Exchange Commission.

               CHANGE IN THE OPERATION OF THE SEPARATE ACCOUNT

               At the Company's election and subject to any necessary vote by persons having the right to give instructions with respect to the voting of the Fund shares held by the Sub-Accounts, the Variable Account may be operated as a management company under the Investment Company Act of 1940 or it may be deregistered under the Investment Company Act of 1940 in the event registration is no longer required. Deregistration of the Variable Account requires an order by the Securities and Exchange Commission.

               PROOF OF SURVIVAL

               The payment of any annuity benefit will be subject to evidence that the Annuitant is alive on the date such payment is otherwise due.

VALUATION
PROVISIONS     NET PREMIUM PAYMENTS

               The net premium payment is equal to the premium payment minus any applicable Premium Taxes. The net premium payment is applied to provide Fixed Account values or Sub-Account Accumulation Units with respect to the Sub-Account(s) selected by the Contract Owner.

               The number of Accumulation Units credited to each Sub-Account is determined by dividing the net premium payment allocated to a Sub-Account by the dollar value of one Accumulation Unit for such Sub-Account, next computed after the receipt of a premium payment by the Company. The number of Accumulation Units so determined will not be affected by any subsequent change in the value of such Accumulation Units. The Accumulation Unit value in any Sub-Account may increase or decrease from day to day as described below.

               The Company will determine the value of the Fixed Account by crediting interest to amounts allocated to the Fixed Account.
               The minimum Fixed Account interest rate is the rate shown on Page 3, compounded annually. The Company, at its discretion, may credit interest rates greater than the minimum Fixed Account interest rate.


VA-ALPINE SAMPLE                          Page 9               Printed in U.S.A.

VALUATION      NET INVESTMENT FACTOR
PROVISIONS
(CONTINUED)    The net investment factor for each of the Sub-Accounts is equal to the net asset value per share of the corresponding Fund at the end of the valuation period (plus the per share amount of any unpaid dividends or capital gains by that Fund) divided by the net asset value per share of the corresponding Fund at the beginning of the valuation period and subtracting from that amount the mortality and expense risk charge and the administration charge shown on Page 3. The General Account net investment factor is guaranteed to be equal to the Minimum Fixed
               Account Interest Rate shown on Page 3.

               ACCUMULATION UNIT VALUE

               The Accumulation Unit Value for each Sub-Account will vary to reflect the investment experience of the applicable Fund and will be determined on each Valuation Day by multiplying the Accumulation Unit Value of the particular Sub-Account on the preceding Valuation Day by the net investment factor for that Sub-Account for the valuation period then ended. The value of the Sub-Account on each Valuation Day is then determined by multiplying the number of Accumulation Units in that Sub-Account by the Accumulation Unit Value on that Valuation Day.

               ANNUITY UNIT VALUE

               The value of an Annuity Unit for each Sub-Account of the Separate Account will vary to reflect the investment experience of the applicable Funds and will be determined by multiplying the value of the Annuity Unit for that Sub-Account on the preceding day by the product of (a) the net investment factor for that Sub-Account for the day for which the Annuity Unit value is being calculated, and (b) 0.999866, which is a factor that neutralizes an assumed interest rate of 5%.

               CONTRACT MAINTENANCE FEE

               During each year that this contract is in force prior to the Annuity Commencement Date, a fee will be deducted from the contract at the end of the Contract Year or on the date of surrender of this contract, if earlier. The fee will be charged against the Contract Value by reducing the Fixed Account value and, with respect to the Sub-Accounts, the number of Accumulation Units held on that date on a pro-rata basis with respect to each active Account.

               The number of Accumulation Units deducted from the Sub-Account is determined by dividing the pro-rata portion of the Contract Maintenance Fee applicable to that Sub-Account, by the value of an Accumulation Unit for the Sub-Account at the end of the Contract Year, or on the date of surrender, as applicable.


TERMINATION    TERMINATION PRIOR TO THE ANNUITY COMMENCEMENT DATE
PROVISIONS
               FULL SURRENDER

               At any time prior to the Annuity Commencement Date, the Contract Owner has the right to terminate the contract by submitting a written request to the Administrative Office of the Company. In such event, the Termination Value of the contract may be taken in the form of a cash settlement.


VA-ALPINE SAMPLE                          Page 10              Printed in U.S.A.
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TERMINATIONS   The Termination Value of the contract is equal to the Contract
PROVISIONS     Value less:
(CONTINUED)
               (a) any applicable Premium Taxes not previously deducted;
               (b) the Contract Maintenance Fee as specified on Page 3; and
               (c) any applicable contingent deferred sales charges as specified on Page 3.

               The Termination Value provided by the contract is not less than the minimum values required by the insurance laws of the state in which this contract is issued.

               PARTIAL SURRENDERS/ANNUAL WITHDRAWAL AMOUNT

               The Contract Owner may request, in writing, a partial surrender of Contract Values at any time prior to the Annuity Commencement Date provided the Contract Value remaining after the surrender is at least equal to the Company's minimum amount rules then in effect. If the remaining Contract Value following such surrender is less than the Company's minimum amount rules, the Company will terminate the contract and pay the Termination Value.

               The contingent deferred sales charge will be assessed against any Contract Values surrendered as described on Page 3. However, on a noncumulative basis, the Contract Owner may make partial surrenders during any Contract Year, up to the Annual Withdrawal Amount shown on Page 3 and the contingent deferred sales charge will not be assessed against such amounts. Surrender of Contract Values in excess of the Withdrawal Amount and additional surrenders made in any Contract Year will be subject to the contingent deferred sales charge, as described on Page 3, if applicable.

               For Federal tax purposes, any surrenders will be deemed to be first from earnings, to the extent that they exist, and then from the premium payments.

               TERMINATION AFTER THE ANNUITY COMMENCEMENT DATE

               This contract may not be surrendered for its Termination Value after the commencement of annuity payments, except with respect to Options Four and Five.

               PAYMENT ON SURRENDER - DEFERRAL OF PAYMENT

               Payment on any request for surrender will be made as soon as possible and, with respect to the Contract Values in the Sub-Accounts, no later than seven days after the written request is received by the Company. However, such payment may be subject to postponement:

               (a) for any period during which the New York Stock Exchange is closed or during which trading on the New York Stock Exchange is restricted;

               (b) for any period during which an emergency exists as a result of which (i) disposal of the securities held in the Sub-Accounts is not reasonably practicable, or (ii) it is not reasonably practicable for the value of the net assets of the Separate Account to be fairly determined; and

               (c) for such other periods as the Securities and Exchange Commission may, by order, permit for the protection of the Contract Owners. The conditions under which trading shall be deemed to be restricted or any emergency shall be deemed to exist shall be determined by rules and regulations of the Securities and Exchange Commission.


VA-ALPINE SAMPLE                          Page 11              Printed in U.S.A.

TERMINATION    The Company may defer payment of any amounts from the Fixed
PROVISIONS     Account for up to six months from the date of the request to
(CONTINUED)    surrender.  If the Company defers payment for more than 30 days, the Company will pay interest of at least 3% per annum on the amount deferred.

               DEATH BENEFIT

               If the Annuitant dies before the Annuity Commencement Date and there is no designated Contingent Annuitant surviving, or if the Contract Owner dies before the Annuity Commencement Date, the Death Benefit will be payable as determined under the Contract Control Provisions. The Death Benefit is calculated as of the date the Company receives written notification of Due Proof of Death at the Administrative Office of the Company.

               The Death Benefit will be the greatest of:

               (a) The Contract Value on the date of receipt by the Company of
                   Due Proof of Death; or

               (b) The Maximum Anniversary Value as described on Page 5 of this Contract; or

               (c) 100% of all premium payments made under the Contract, reduced by the dollar amount of any partial surrenders since the Date of Issue.

               The Death Benefit may be taken in one sum or under any of the settlement options then being offered by the Company provided, however, that, in the event of a Contract Owner's death, any settlement option must provide that any amount payable as a death benefit will commence upon notification of Due Proof of Death and be completed within five years of the date of death or, if the benefit is payable over a period not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary, such distribution must commence within one year of the date of death. Notwithstanding the foregoing, in the event of the Contract Owner's death where the sole Beneficiary is the spouse of the Contract Owner and the Annuitant or Contingent Annuitant is living, such spouse may elect, in lieu of receiving the death benefit, to be treated as the Contract Owner.

               When payment is taken in one sum, payment will be made within 7 days after the date Due Proof of Death is received, except when the Company is permitted to defer such payment under the Investment Company Act of 1940.

               ANNUITY COMMENCEMENT DATE

               The Annuity Commencement Date is shown on Page 3. This date may be changed by the Contract Owner with 30 days advance written notification, and may be the fifteenth day of any month before or including the month of the Annuitant's 90th birthday. In the event the Contingent Annuitant becomes the Annuitant and in the absence of a written election to the contrary, the Annuity Commencement Date will be the fifteenth day of the month coincident with or next following the Annuitant's 90th birthday.


VA-ALPINE SAMPLE                          Page 12              Printed in U.S.A.

SETTLEMENT     ELECTION OF ANNUITY OPTION
PROVISIONS
(CONTINUED)    The Contract Owner may elect to have the Termination Value, without deduction for any contingent deferred sales charge, applied on the Annuity Commencement Date under any one of the annuity options described below except the fifth option or under any of the settlement options then being offered by the Company.
               The Termination Value is determined on the basis of the Accumulation Unit value of each Sub-Account and the value of the Fixed Account no later than the fifth Valuation Day preceding the date annuity payments are to commence.

               DATE OF PAYMENT

               The first payment under any option shall be made on the fifteenth day of the month immediately following approval of claim for settlement. Subsequent payments shall be made on the fifteenth day of each subsequent month in accordance with the manner of payment selected.

               DEATH OF THE ANNUITANT

               In the event of the death of the Annuitant while receiving annuity payments, the present value of any remaining payments will be paid in one sum to the Beneficiary unless other provisions shall have been made and approved by the Company. If the Annuitant was also the Contract Owner, any method of distribution must provide that any amount payable as a death benefit will be distributed at least as rapidly as under the method of distribution in effect at the Contract Owner's death. In the case of the Separate Account calculations, for such present value of the remaining payments the Company will assume a net investment rate of 5% per annum. The Annuity Unit value on the date of receipt of Due Proof of Death shall be used for the purpose of determining such present value. In the case of the General Account the net investment rate assumed will be the rate used by the Company to determine the amount of each certain payment.

               ALLOCATION OF ANNUITY
               The person electing an annuity option may further elect to have the value of the contract applied to provide a variable annuity, a fixed dollar annuity or a combination of both. Once every 3 months, following the commencement of annuity payments, the Contract Owner may elect, in writing, to transfer among any Sub-Account(s) on which variable annuity payments are based. No transfers may be made between the Sub-Accounts and the General Account.

               If no election is made to the contrary, the value of each Sub-Account shall be applied to provide a variable annuity based thereon, and the value of the Fixed Account shall be applied to provide a fixed dollar annuity.

               VARIABLE ANNUITY AND FIXED DOLLAR ANNUITY

               Variable Annuity - A variable annuity is an annuity with payments increasing or decreasing in amount in accordance with the net investment results of the Sub-Account(s) of the Separate Account (as described in the Valuation Provisions). After the first monthly payment for a variable annuity has been determined in accordance with the provisions of this contract, a number of Sub-Account Annuity Units is determined by dividing that first monthly payment by the appropriate Sub-Account Annuity Unit value on the effective date of the annuity payments.


VA-ALPINE SAMPLE                          Page 13              Printed in U.S.A.

SETTLEMENT     Once variable annuity payments have begun, the number of Annuity
PROVISIONS     Units remains fixed with respect to a particular Sub-Account.  If
(CONTINUED)    the Contract Owner elects that continuing annuity payments be based on a different Sub-Account, the number will change effective with that election but will remain fixed in number following such election. The method of calculating the unit value is described under Valuation Provisions.

               The dollar amount of the second and subsequent variable annuity payments is not predetermined and may increase or decrease from month to month. The actual amount of each variable annuity payment after the first is determined by multiplying the number of Sub-Account Annuity Units by the Sub-Account Annuity Unit value as described in the Valuation Provisions. The Sub-Account Annuity Unit value will be determined no earlier than the fifth Valuation Day preceding the date the annuity payment is due.

               The Company guarantees that the dollar amount of variable annuity payments will not be adversely affected by variations in the expense results and in the actual mortality experience of payees from the mortality assumptions, including any age adjustment, used in determining the first monthly payment.

               Fixed Dollar Annuity - A fixed dollar annuity is an annuity with payments which remain fixed as to dollar amount throughout the payment period.

               ANNUITY OPTIONS

               FIRST OPTION - Life Annuity - An annuity payable monthly during the lifetime of the payee, ceasing with the last payment due prior to the death of the payee.

               SECOND OPTION - Life Annuity with 120, 180 or 240 Monthly Payments Certain - An annuity providing monthly income to the payee for a fixed period of 120 months, 180 months, or 240 months (as selected), and for as long thereafter as the payee shall live.

               THIRD OPTION - Joint and Last Survivor Life Annuity - An annuity payable monthly during the joint lifetime of the payee and a secondary payee, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the death of the survivor.

               FOURTH OPTION - Payment for a Designated Period - An amount payable monthly for the number of years selected which may be from 5 to 30 years. The remaining balance of proceeds in the General Account or the Separate Account for any day is equal to the balance on the previous day decreased by the amount of any installment paid on that day and the remainder multiplied by the applicable net investment factor for the day as described in the valuation provisions. Any surrender out of this option will be subject to contingent deferred sales charges, as described on Page 3.

               If this contract is issued to qualify under Section 401, 403, or 408 of the Internal Revenue Code of 1954 as amended, the fourth option shall be available only if the guaranteed payment period is less than the life expectancy of the Annuitant at the time the option becomes effective. Such life expectancy will be computed under the mortality table then in use by the Company.


VA-ALPINE SAMPLE                          Page 14              Printed in U.S.A.

SETTLEMENT     FIFTH OPTION - Death Benefit Remaining with the Company -
PROVISIONS     Proceeds from the Death Benefit left with the Company for a
(CONTINUED)    period not to exceed five years from the date of the Contract
               Owner's death prior to the Annuity Commencement Date. The proceeds will remain in the Sub-Account(s) to which they were allocated at the time of death unless the Beneficiary elects to reallocate them. Full or partial withdrawals may be made at any time. In the event of withdrawals, the remaining value will equal the Contract Value of the proceeds left with the Company, minus any withdrawals.

               In the absence of an election by the Contract Owner, the Termination Value, without deduction for any contingent deferred sales charge, will be applied on the Annuity Commencement Date under the second option to provide a life annuity with 120 monthly payments certain.

ANNUITY TABLES DESCRIPTION OF TABLES

               The attached tables show the minimum dollar amount of the first monthly payments for each $1,000 applied under the options.
               Under the First or Second Options, the amount of each payment will depend upon the age and sex of the payee at the time the first payment is due. Under the Third Option, the amount of each payment will depend upon the sex of both payees and their ages at the time the first payment is due.

               The variable payment annuity tables for the First, Second and Third Options are based on the 1983a Individual Annuity Mortality Table with ages set back one year and an interest rate of 5% per annum. The table for the Fourth Option is based on an interest rate of 5% per annum.

               The fixed annuity payment tables for the First, Second and Third Options are based on the 1983a Individual Annuity Mortality Table with ages set back one year and an interest rate of 3% per annum. The table for the Fourth Option is based on an interest rate of 3% per annum.


               Once the Contract Owner has elected an annuity option, that election may not be changed with respect to any Annuitant following the commencement of annuity payments.

               MINIMUM PAYMENT

               No election of any options or combination of options may be made under this contract unless the first payment for each affected Account would be at least equal to the minimum payment amount according to Company rules then in effect. If at any time, payments to be made to any payee from each Account are or become less than the minimum payment amount, the Company shall have the right to change the frequency of payment to such intervals as will result in a payment at least equal to the minimum. If any amount due would be less than the minimum payment amount per annum, the Company may make such other settlement as may be equitable to the payee.


VA-ALPINE SAMPLE                          Page 15              Printed in U.S.A.

                            INDIVIDUAL FLEXIBLE PREMIUM
                             VARIABLE ANNUITY CONTRACT






                           ALPINE LIFE INSURANCE COMPANY
                          HARTFORD, CONNECTICUT 06104-2999






VA-ALPINE SAMPLE                                               PRINTED IN U.S.A.